EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS SECOND QUARTER RESULTS

●	Net Income of $92 Million, a 39 Percent Increase
●	EPS of $0.63, a 43 Percent Increase
●	Comparable-Store Sales Increased 7.0 Percent
●	Gross Margin Rate Improved 80 Basis Points
●	SG&A Rate Improved 70 Basis Points

NEW YORK, NY, August 22, 2014 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended August 2, 2014.

Second Quarter Results

Net income for the Company’s second quarter ended August 2, 2014 was $92 million, or $0.63 per share, compared with net income of $66 million, or $0.44 per share, last year, an increase in earnings per share of 43 percent.

Second quarter comparable-store sales increased 7.0 percent. Total second quarter sales increased 12.9 percent, to $1,641 million this year, compared with sales of $1,454 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the second quarter increased 11.7 percent.

The Company’s gross margin rate increased to 32.0 percent of sales from 31.2 percent in the second quarter of 2013, while the selling, general, and administrative expense rate improved to 20.9 percent of sales from 21.6 percent last year.

“The team at Foot Locker once again achieved record levels of sales and profits in the second quarter, and I am extremely proud of their efforts,” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer. “We delivered excellent financial and operational results through the outstanding execution of our strategic priorities. This continues to be a winning formula for us, and we remain committed to taking full advantage of the many opportunities we have identified --- over the near, intermediate, and longer terms --- to continue producing a consistent, strong performance.”

Year-To-Date Results

Net income for the Company’s first six months of the year increased to $254 million, or $1.73 per share, compared to net income of $204 million, or $1.34 per share, for the corresponding period in 2013. Earnings per share for the six-month period increased 29 percent compared to the same period in 2013. Year-to-date sales were $3,509 million, an increase of 13.5 percent compared to sales of $3,092 million in the corresponding six-month period of 2013. Year-to-date comparable store sales increased 7.3 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date increased 12.6 percent.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Non-GAAP Adjustment

During the second quarter, the Company recorded a $2 million charge related to the impairment of the CCS trade name, resulting from the previously announced transition of its skate business from CCS to its Eastbay brand. Excluding this item, second quarter earnings were $0.64 per share on a non-GAAP basis, an increase of 39 percent compared to the Company’s non-GAAP earnings of $0.46 in the second quarter last year. For the first six months of 2014, non-GAAP net income was $1.75 per share, an increase of 28 percent over the $1.37 per share earned in the corresponding period of 2013.

Financial Position

As of August 2, 2014, the Company’s merchandise inventory was $1,335 million, 2.2 percent higher than at the end of the second quarter last year, while the Company’s cash, cash equivalents, and short-term investments totaled $957 million and the debt on its balance sheet was $137 million.

During the second quarter, the Company repurchased approximately 1.33 million shares of its common stock for $66 million.

“So far this year, we have returned $200 million of cash to our shareholders through our dividend and share repurchase programs,” said Lauren B. Peters, Executive Vice President and Chief Financial Officer. “Our strong financial position has enabled us to consistently increase those programs in recent years while we have also made substantial investments in the business, including the $220 million of capital expenditures we are targeting for fiscal 2014.”

Store Base Update

During the second quarter, the Company opened 14 new stores, remodeled/relocated 112 stores and closed 18 stores. As of August 2, 2014, the Company operated 3,460 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 47 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 27 franchised Runners Point and Sidestep stores in Germany and Switzerland.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, August 22, 2014, to review these results, provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 888-771-4371 (U.S. and Canada) or 847-585-4405 (International) using the passcode 37846630, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through September 5, 2014.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2013 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended August 2, 2014 and August 3, 2013
(In millions, except per share amounts)

	Second Quarter 2014	Second Quarter 2013	YTD 2014	YTD 2013
Sales	$1,641	$1,454	$3,509	$3,092

Cost of sales	1,116	1,001	2,338	2,078
SG&A	343	314	698	629
Depreciation and amortization	36	31	72	62
Impairment and other charges (1)	2	2	3	2
Interest expense, net	1	1	2	2
Other Income	(1)	(1)	(2)	(3)
	1,497	1,348	3,111	2,770

Income before taxes	$144	$106	$398	$322
Income tax expense	52	40	144	118
Net income	$92	$66	$254	$204

Diluted EPS	$0.63	$0.44	$1.73	$1.34

Weighted-average diluted shares outstanding	146.4	151.4	147.0	152.1

	Second Quarter 2014	Second Quarter 2013	YTD 2014	YTD 2013

Non-GAAP Results, After Tax

RPG Acquisition Costs (2)	$—	$2	$1	$3

Impairment and other charges	$1	$1	$2	$1

Non-GAAP Net Income	$93	$69	$257	$208

Non-GAAP Diluted EPS	$0.64	$0.46	$1.75	$1.37

Footnote to explain adjustments

(1)	For the second quarter of 2014, represents the impairment of the CCS trade name. For YTD 2014, includes the impairment of the trade name in Ireland acquired in 2004. For Q2 and YTD 2013, includes store closing costs related to CCS.
(2)	Integration and transaction costs associated with the acquisition and integration of Runners Point Group.

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	August 2, 2014	August 3, 2013

Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$957	$836
Merchandise inventories	1,335	1,306
Other current assets	260	243
	2,552	2,385

Property and equipment, net	604	552
Deferred tax assets	247	265
Other assets	295	309
	$3,698	$3,511

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$392	$418
Accrued and other liabilities	356	309
Current portion of capital lease obligations	3	3
	751	730

Long-term debt and obligations under capital leases	134	138
Other liabilities	231	217
SHAREHOLDERS’ EQUITY	2,582	2,426
	$3,698	$3,511

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FOOT LOCKER, INC.
Store and Square Footage
(unaudited)

Store activity is as follows:

	February 1, 2014	Opened	Closed	August 2, 2014	Relocations /Remodels
Foot Locker US	1,044	4	12	1,036	43
Foot Locker Europe	604	8	9	603	10
Foot Locker Canada	128	—	—	128	4
Foot Locker Asia Pacific	92	1	2	91	1
Lady Foot Locker	257	2	26	233	51
Kids Foot Locker	336	19	1	354	18
Footaction	277	1	1	277	9
Champs Sports	542	5	2	545	26
Runners Point Group	193	1	1	193	—
Total	3,473	41	54	3,460	162

Selling and gross square footage is as follows:

	February 1, 2014		August 2, 2014
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,492	4,301	2,513	4,335
Foot Locker Europe	836	1,815	845	1,837
Foot Locker Canada	270	423	263	415
Foot Locker Asia Pacific	126	205	124	202
Lady Foot Locker	351	592	321	541
Kids Foot Locker	477	830	520	897
Footaction	811	1,287	807	1,285
Champs Sports	1,894	2,886	1,903	2,912
Runners Point Group	214	366	214	366
Total	7,471	12,705	7,510	12,790

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